Exhibit 4.26

Execution Version

SUBSIDIARY GUARANTEE

THIS SUBSIDIARY GUARANTEE, dated as of September 30, 2010 (the “Subsidiary Guarantee”) and granted by the companies listed on Annex A hereto, together with each other Person which from time to time executes and delivers an instrument of accession substantially in the form attached hereto as Annex B (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”), to each of the purchasers set forth on Schedule A to the Note Purchase Agreement (as defined below), as purchasers (herein, each, including its respective successors and assigns duly registered in accordance with Section 14.1 of the Note Purchase Agreement referred to below, a “Noteholder” and, together, the “Noteholders”) of the €50,000,000 aggregate principal amount of 3.75% Series G Senior Guaranteed Notes due September 15, 2017 (the “Series A Notes”) and €50,000,000 aggregate principal amount of 4.25% Series H Senior Guaranteed Notes due September 15, 2020 (the “Series B Notes”, and together with the Series A Notes, as such notes may be amended, restated, replaced or otherwise modified from time to time, the “Notes”) of Luxottica Group S.p.A., a corporation incorporated in Italy (the “Company”), issued pursuant to the Note Purchase Agreement, dated September 30, 2010 (herein, as the same may be supplemented or amended from time to time, called the “Note Purchase Agreement”) between the Company and the Noteholders.  Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned thereto in the Note Purchase Agreement.

W I T N E S S E T H :

WHEREAS, it is a condition precedent to the Noteholders entering into the Note Purchase Agreement and purchasing the Notes that each Subsidiary Guarantor executes this Subsidiary Guarantee; and

WHEREAS, each Subsidiary Guarantor will be receiving a direct or indirect corporate benefit as a result of the issuance of the Notes and the application of the proceeds thereof by the Company;

NOW, THEREFORE, in consideration of the premises, and in order to induce the Noteholders to enter into the Note Purchase Agreement and to purchase the Notes from the Company, each Subsidiary Guarantor agrees as follows:

1.              GUARANTEE

1.1.         Obligations Guaranteed.

Each Subsidiary Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Noteholders on a joint and several basis: (a) the full and prompt payment of the principal of all of the Notes and of the interest thereon at the rate therein stipulated (including interest accruing or becoming owing both prior to and subsequent to the commencement of any bankruptcy, reorganization or similar proceeding involving the Company or such Subsidiary Guarantor) and the Make-Whole Amount and the Modified Make-Whole Amount, Additional Amounts and all other amounts owing to the Noteholders from time to time under the Financing Documents when and as the same shall become due and payable, whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration, or otherwise, (b) the full and prompt performance and observance by the Company of each and all of the covenants and agreements required to be performed or observed by it under the terms of the Financing Documents, and (c) payment, upon demand by any Noteholder, of all costs and expenses, legal or otherwise (including reasonable attorneys’ fees) and such expenses, if any, as shall have been expended or incurred in the protection or enforcement of any right or privilege under the Note Purchase Agreement or any of the other Financing Documents or in any consultation or action in connection therewith, and in each and every case irrespective of the validity, regularity or enforcement of any of the Notes, the Note Purchase Agreement or any of the other Financing Documents or any of the terms thereof or of any other like circumstance or circumstances (all of the obligations described in the foregoing clause (a), clause (b) and clause (c) being referred to herein as the “Guaranteed Obligations”).  The guaranty of the Notes herein provided for is a guaranty of the immediate and timely payment of the principal, interest, Make-Whole Amount or Modified Make-Whole Amount, if any, Additional Amounts and all other amounts owing to the Noteholders from time to time under the Financing Documents when and as the same are due and payable and shall not be deemed to be a guaranty only of the collectability of such payments and that in consequence thereof each Noteholder may sue any Subsidiary Guarantor directly upon such principal, interest and other amounts becoming so due and payable.

1.2.         Obligations Unconditional; Waivers.

(a)           The Guaranteed Obligations shall be absolute and unconditional and shall remain in full force and effect until the entire principal, interest and Make-Whole Amount, Modified Make-Whole Amount (if any) on the Notes and all other sums due pursuant to the Financing Documents shall have been fully, finally and indefeasibly paid, and such Guaranteed Obligations shall not be affected, modified or impaired upon the happening from time to time of any event or condition, including, without limitation, any of the following, whether or not with notice to or the consent of any Subsidiary Guarantor:

(i)            the power or authority or the lack of power or authority of the Company to issue the Notes or to execute and deliver the Note Purchase Agreement or any other Financing Document, and irrespective of the validity of the Notes, the Note Purchase Agreement or any other Financing Document or of any defense whatsoever that the Company may or might have to the payment of the Notes (including, without limitation, principal, interest and the Make-Whole Amount or Modified Make-Whole Amount, if any, or Additional Amount, if any) or to the performance or observance of any of the provisions or conditions of the Note Purchase Agreement or any other Financing Document, or the existence or continuance of the Company as a legal entity;

(ii)           any failure to present the Notes for payment or to demand payment thereof, or to give any Subsidiary Guarantor or the Company notice of dishonor for non-payment of the Notes, when and as the same may become due and payable, or notice of any failure on the part of the Company to do any act or thing or to perform or to keep any covenant or agreement to be done, kept or performed under the terms of the Notes, the Note Purchase Agreement or any other Financing Document;

(iii)          the acceptance of any security or any guaranty, the advance of additional money to the Company, any extension of the obligation of the Notes, either indefinitely or for any period of time, or any other modification in the obligation of the Notes, the Note Purchase Agreement or any other Financing Document or the Company thereon, or in connection therewith, or any sale, release, substitution or exchange of any security;

(iv)          any act or failure to act with regard to the Notes, the Note Purchase Agreement or any other Financing Document or anything which might vary the risk of any Subsidiary Guarantor (including, without limitation, any release or substitution of any one or more of the endorsers or guarantors of the Guaranteed Obligations);

(v)           any action taken under the Note Purchase Agreement or any other Financing Document in the exercise of any right or power thereby conferred or any failure or omission on the part of any Noteholder to first enforce any right or security given under the Note Purchase Agreement or other Financing Document or any failure or omission on the part of any Noteholder to first enforce any right against the Company, provided that nothing in this Section shall entitle any Noteholder to recover twice any sums claimed pursuant to this Subsidiary Guarantee;

(vi)          the waiver, compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the Company contained in the Note Purchase Agreement or any other Financing Document, or of the payment, performance or observance thereof, provided that nothing in this Section shall entitle any Noteholder to recover twice any sums claimed pursuant to this Subsidiary Guarantee;

(vii)         the failure to give notice to the Company or any Subsidiary Guarantor of the occurrence of any Default or Event of Default under the terms and provisions of the Note Purchase Agreement;

(viii)        the extension of the time for payment of any principal of, or interest (or Make-Whole Amount or Modified Make-Whole Amount or any other amount, if any) on, any Note owing or payable on such Note or of the time of or for performance of any obligations, covenants or agreements under or arising out of the Note Purchase Agreement or any other Financing Document or the extension or the renewal of any thereof;

(ix)           the modification or amendment (whether Material or otherwise) of any obligation, covenant or agreement set forth in any Financing Document;

(x)            any failure, omission, delay or lack on the part of any Noteholder to enforce, assert or exercise any right, power or remedy conferred on such Noteholder in the Note Purchase Agreement or any other Financing Document, or any other act or acts on the part of the Noteholders;

(xi)           the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement under bankruptcy or similar laws, composition with creditors or readjustment of, or other similar procedures affecting, any Subsidiary Guarantor or the Company or any of the assets of any of them, or any allegation or contest of the validity of the Note Purchase Agreement or any other Financing Document or the disaffirmance of the Note Purchase Agreement or any other Financing Document in any such proceeding (it being understood that the obligations of each Subsidiary Guarantor under this Subsidiary Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment made with respect to the Notes is rescinded or must otherwise be restored or returned by any Noteholder upon the insolvency, bankruptcy or reorganization of the Company or such Subsidiary Guarantor, all as though such payment had not been made);

(xii)          any event or action that would, in the absence of this clause, result in the release or discharge by operation of law of any Subsidiary Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Subsidiary Guarantee;

(xiii)         the invalidity or unenforceability of any Financing Document;

(xiv)        the invalidity or unenforceability of the obligations of any Subsidiary Guarantor under this Subsidiary Guarantee, the absence of any action to enforce such obligations of such Subsidiary Guarantor, any waiver or consent by any Subsidiary Guarantor with respect to any of the provisions hereof or any other circumstances which might otherwise constitute a discharge or defense by such Subsidiary Guarantor, including, without limitation, any failure or delay in the enforcement of the obligations of such Subsidiary Guarantor with respect to this Subsidiary Guarantee or of notice thereof, or any suit or other action brought by any shareholder or creditor of, or by, such Subsidiary Guarantor or any other Person, for any reason, including, without limitation, any suit or action in any way attacking or involving any issue, matter or thing in respect of the Note Purchase Agreement, any other Financing Document or any other agreement;

(xv)         the impossibility or illegality of performance on the part of the Company or any other Person of its obligations under any Financing Document or any other instruments;

(xvi)        in respect of the Company or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotions, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any regulatory body or agency, change of law or any other causes affecting performance, or other force majeure, whether or not beyond the control of the Company or any other Person and whether or not of the kind hereinbefore specified;

(xvii)       any attachment, claim, demand, charge, lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges or liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under the Note Purchase Agreement, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided;

(xviii)      the failure of any Subsidiary Guarantor to receive any benefit or consideration from or as a result of its execution, delivery and performance of this Agreement;

(xix)         any sale, exchange, release or surrender of any property at any time pledged or granted as security in respect of the Guaranteed Obligations, whether so pledged or granted by any Subsidiary Guarantor under any Financing Document; or

(xx)          any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Subsidiary Guarantor in respect of the obligations of such Subsidiary Guarantor under this Subsidiary Guarantee;

provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Subsidiary Guarantee that the obligations of any Subsidiary Guarantor hereunder shall be absolute and unconditional to the extent herein specified and shall not be discharged, impaired or varied except by the full, final and indefeasible payment to the Noteholders of the principal of, interest on and Make-Whole Amount, Modified Make-Whole Amount and Additional Amounts owing under the Note Purchase Agreement and any other amounts due in respect of the Notes, and then only to the extent of such payments.  Without limiting any of the other terms or provisions hereof, it is understood and agreed that in order to hold any Subsidiary Guarantor liable hereunder, there shall be no obligation on the part of any Noteholder to resort, in any manner or form, for payment, to the Company, to any other Person or to the properties or estates of any of the foregoing.  All rights of any Noteholder pursuant to such Note and to this Subsidiary Guarantee shall be considered to be transferred or assigned upon the transfer of such Note whether with or without the consent of or notice to any Subsidiary Guarantor or the Company.  Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Company shall default under the terms of the Notes or the Note Purchase Agreement and that notwithstanding recovery hereunder for or in respect of any given Default or Event of Default, this Subsidiary Guarantee shall remain in full force and effect and shall apply to each and every subsequent Default and Event of Default.

(b)           Except as otherwise provided in this Subsidiary Guarantee, to the fullest extent permitted by law, each Subsidiary Guarantor does hereby expressly waive:

(i)            all of the matters specified in clause (a) of this Section 1.2 and any notices in respect thereof;

(ii)           notice of acceptance of the Note Purchase Agreement or any other Financing Document;

(iii)          notice of any purchase or acceptance of the Notes under the Note Purchase Agreement, or the creation, existence or acquisition of any of the Guaranteed Obligations, subject to such Subsidiary Guarantor’s right to make inquiry of each Noteholder to ascertain the amount of the Guaranteed Obligations at any reasonable time;

(iv)          notice of the amount of the Guaranteed Obligations, subject to such Subsidiary Guarantor’s right to make inquiry of each Noteholder to ascertain the amount of the Guaranteed Obligations at any reasonable time; and

(v)           any stay (except in connection with a pending appeal), valuation, appraisal, redemption or extension law now or at any time hereafter in force that, but for this waiver, might be applicable to any sale of property of such Subsidiary Guarantor made under any judgment, order or decree based on this Subsidiary Guarantee, and such Subsidiary Guarantor covenants that it will not at any time insist upon or plead, or in any manner claim or take the benefit or advantage of, any such law.

(c)           Each of the rights and remedies granted under this Subsidiary Guarantee to each Noteholder in respect of the Notes held by such Noteholder may be exercised by such Noteholder without notice to, or the consent of or any other action by, any other Noteholder.  Each Noteholder may proceed to protect and enforce this Subsidiary Guarantee by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained herein or in execution or aid of any power herein granted, or for the recovery of judgment for the obligations hereby guaranteed or for the enforcement of any other proper legal or equitable remedy available under applicable law.

(d)           If any Noteholder shall have instituted any proceeding to enforce any right or remedy under this Subsidiary Guarantee or under any Note held by such Noteholder and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to such Noteholder, then and in every such case each such Noteholder and the Company shall, except as may be limited or affected by any determination in such proceeding, be restored severally and respectively to its respective former position hereunder and thereunder, and thereafter the rights and remedies of each such Noteholder shall continue as though no such proceeding had been instituted.

The obligations of any Subsidiary Guarantor under this Subsidiary Guarantee shall not be discharged nor shall such Subsidiary Guarantor’s liability be affected by any reduction occurring in, or any arrangement being made relating to any of the Company’s liabilities to one or more Noteholders as a result of any arrangement or composition made pursuant to any provisions of any applicable bankruptcy or insolvency laws or any analogous provision or made pursuant to any proceedings or actions whatsoever and whether or not following the appointment of any administrator, administrative receiver, trustee, liquidator, receiver or examiner or any similar officer to the Company or over all or a substantial part of the Company, and such Subsidiary Guarantor hereby agrees that the amount recoverable by any of the Noteholders from such Subsidiary Guarantor hereunder will be and will continue to be the full amount which would have been recoverable by such Noteholders from the Company in respect of the Company’s liabilities hereunder and under the other Financing Documents had no such arrangement or composition as aforesaid been entered into.

2.              COLLECTION EXPENSES.

In the event that a Subsidiary Guarantor shall be required to make any payment to any Noteholder pursuant to the provisions of this Subsidiary Guarantee, it shall, in addition to such payment, pay to such Noteholder such further amount as shall be sufficient to cover the costs and expenses of collection, including, without limitation, the reasonable costs and expenses of attorneys or financial advisors incurred in connection with the evaluation and enforcement of any rights hereunder or under the other provisions of the Note Purchase Agreement and the other Financing Documents, and any reasonable expenses or liabilities incurred by such Noteholder hereunder and thereunder shall survive the payment of the Notes, provided that such Subsidiary Guarantor shall not be required to pay any further amounts, costs, expenses or liabilities than have otherwise been paid pursuant to the terms of the Note Purchase Agreement or this Subsidiary Guarantee.

3.              SUBROGATION.

To the extent of any payments made under this Subsidiary Guarantee, each Subsidiary Guarantor shall be subrogated to the rights of any Noteholder receiving such payments, but each Subsidiary Guarantor covenants and agrees that such right of subrogation shall be subordinate in right of payment to the rights of any Noteholders for which full payment has not been made or provided for and, to that end, each Subsidiary Guarantor agrees not to claim or enforce any such right of subrogation or any right of setoff or any other right which may arise on account of any payment made by such Subsidiary Guarantor in accordance with the provisions of this Subsidiary Guarantee unless and until all of the Notes owned by Persons other than the Subsidiary Guarantor and all other sums due or payable under this Subsidiary Guarantee have been fully paid and discharged.

4.              REPRESENTATIONS AND WARRANTIES.

Each Subsidiary Guarantor jointly and severally represents and warrants to each Noteholder as of the date hereof as follows:

4.1.         Organization; Power and Authority.

It is a company or corporation duly organized and validly existing under the laws of its jurisdiction of formation, and is duly qualified as a foreign company or corporation and is in good standing in each jurisdiction in which such qualification is required by applicable law, other than those jurisdictions as to which the failure to be so qualified or validly existing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  It has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts, to execute and deliver this Subsidiary Guarantee and to perform the provisions hereof.

4.2.         Authorization, etc.

This Subsidiary Guarantee has been duly authorized by all necessary corporate action, and constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3.         Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by such Subsidiary Guarantor of this Subsidiary Guarantee will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Subsidiary Guarantor under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which it is bound or by which it or any of its properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Subsidiary Guarantor or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Subsidiary Guarantor; except, in each case, any such breach, default, conflict, violation or Lien that would not reasonably be expected to have a Material Adverse Effect.

4.4.         Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Subsidiary Guarantor of this Subsidiary Guarantee.

4.5.         Solvency.

Each Subsidiary Guarantor is, and upon execution and delivery of the Subsidiary Guarantee or an Instrument of Accession, as the case may be, will be, a “solvent institution”, as said term is used in section 1405(c) of the New York State Insurance Law, whose “obligations are not in default as to principal or interest”, as said terms are used in said section 1405(c).

4.6.         Corporate Benefit.

The financing obtained through the Notes will materially benefit the Initial Subsidiary Guarantors as members of the Group, since it will effect a strengthening of the financial structure of the Group through an extension of the duration of existing financing arrangements.

5.              PREFERENCE; MARSHALING.

(a)           Each Subsidiary Guarantor agrees that, to the extent the Company makes any payment on the Notes, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver or any other Person under any bankruptcy code, common law or equitable cause, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to such Subsidiary Guarantor’s obligations hereunder, as if said payment had not been made.  The liability of such Subsidiary Guarantor hereunder shall not be reduced or discharged, in whole or in part, by any payment to any Noteholder from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity or fraud asserted by any account debtor or by any other Person.

(b)           None of the Noteholders shall be under any obligation (i) to marshal any assets in favor of such Subsidiary Guarantor or in payment of any or all of the liabilities of the Company under or in respect of the Notes or the obligation of such Subsidiary Guarantor hereunder or (ii) to pursue any other remedy that such Subsidiary Guarantor may or may not be able to pursue itself and that may lighten such Subsidiary Guarantor’s burden, any right to which such Subsidiary Guarantor hereby expressly waives.  The obligations of such Subsidiary Guarantor under this Subsidiary Guarantee rank pari passu in right of payment with all other Indebtedness for borrowed money (actual or contingent) of such Subsidiary Guarantor which is not secured or the subject of any statutory trust or preference or which is not expressly subordinated in right of payment to any other debt.

6.              MAXIMUM GUARANTEED LIABILITY OF ITALIAN SUBSIDIARY GUARANTORS.

No Subsidiary Guarantor that is organized under the laws of the Republic of Italy shall be liable for any amounts in respect of any of the obligations guaranteed under this Subsidiary Guarantee in excess of the aggregate of an amount equal to the sum of 200% of the aggregate principal amount of the Notes, plus interest (other than default interest, Make-Whole Amount, Modified Make-Whole Amount or Additional Amount) accruing thereon.

7.              ENTIRE AGREEMENT; WAIVERS.

Each Subsidiary Guarantor hereby agrees that this instrument contains the entire agreement between the parties and that there is and can be no other oral or written agreement or understanding whereby the provisions of this instrument have been or can be terminated, affected, varied, waived, amended or modified in any manner, unless the same be set forth and consented to in writing by (a) all of the registered Noteholders in the case of Sections 1, 7, 14 or 15 or (b) Required Holders in all other cases.

Any consent given pursuant to this Section 7 by a Noteholder which has (i) transferred or agreed to transfer all or a portion of its Notes to the Company, any Subsidiary Guarantor or any Subsidiary and (ii) provided such consent as a condition to such transfer, shall be valid and binding only upon such Noteholder.  Any amendment or waiver which becomes effective only with such consent (and the consents of all other Noteholders which were acquired under the same or similar conditions) shall be valid and binding only upon such Noteholder.

8.              SUCCESSORS AND ASSIGNS.

In respect of the obligations of the Company under the Notes, this Subsidiary Guarantee shall be binding upon and inure to the benefit of the Noteholders (and for this purpose each Subsidiary Guarantor may treat the Person in whose name any Note is registered in the register maintained by the Company as the owner and holder of such Note for all purposes whatsoever and the Subsidiary Guarantor shall not be affected by notice to the contrary).  In respect of all other obligations of the Company guaranteed by this Subsidiary Guarantee, this Subsidiary Guarantee shall be binding upon and inure to the benefit of the respective successors and assigns of any Subsidiary Guarantor and of any Noteholder.  This Subsidiary Guarantee shall, without further consent of any Subsidiary Guarantor, pass to, and may be relied upon and enforced by, any successor or assignee of any Noteholder and any transferee or subsequent registered holder of any Note.

9.              JURISDICTION; SERVICE OF PROCESS.

Each Subsidiary Guarantor represents and warrants that it is not entitled to immunity from judicial proceedings and agrees that, if judicial proceedings are brought by any Noteholder to enforce any right or remedy under this Subsidiary Guarantee or under any Note, no immunity from such proceedings will be claimed by or on behalf of such Subsidiary Guarantor or with respect to its property.  With respect to any such suit, action or proceeding which may be brought by any Noteholder, each Subsidiary Guarantor hereby consents to submit to the non-exclusive jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Subsidiary Guarantee and waives any objection which it may have to the venue of any such suit, action or proceeding in any such court and any claim or defense of inconvenient forum.  Each Subsidiary Guarantor other than Luxottica U.S. Holdings Corp. hereby appoints Luxottica U.S. Holdings Corp., with offices on the date hereof at 44 Harbor Park Drive, Port Washington, NY 11050 as its authorized agent upon which process may be served in any such suit, action or proceeding, and Luxottica U.S. Holdings Corp. hereby accepts such appointment on behalf of each current and future Subsidiary Guarantor and accepts appointment on behalf of the Company as agent for service of process in any suit, action or proceeding in any of such courts under the Financing Documents.  Each Subsidiary Guarantor will take any and all action, including the execution and filing of all such documents and instruments, as may be necessary to effect and continue the appointment of such agent in full force and effect, or, if necessary, by reason of any fact or condition relating to such agent, to replace such agent (but only after having given notice thereof to each Noteholder).  Each Subsidiary Guarantor agrees that service of process upon such agent and written notice of such service given to the relevant Subsidiary Guarantor as provided in Section 10 shall be deemed in every respect effective service of process upon such Subsidiary Guarantor, as the case may be, in any such suit, action or proceeding in any such court.  In making the foregoing appointment and submission to jurisdiction, each Subsidiary Guarantor expressly waives the benefit of any contrary provisions of foreign law.  Nothing in this Section 9 shall affect the right of any Noteholder to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against a Subsidiary Guarantor in any court in which such Subsidiary Guarantor, as the case may be, is subject to suit.  THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THE FINANCING DOCUMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION THEREWITH.

10.       NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by a recognized overnight delivery service (with charges prepaid).

Any such notice must be sent:

(i)            if to a Noteholder or its nominee, to such Noteholder or its nominee at the address specified for such communications in Schedule A to the Note Purchase Agreement, or at such other address as such Noteholder or its nominee shall have specified to the Company in writing, or

(ii)           if to any Subsidiary Guarantor, to such Subsidiary Guarantor at its address specified in Annex A, or at such other address as such Subsidiary Guarantor shall have specified to each Noteholder in writing.

Notices under this Section 10 will be deemed given only when actually received.

11.       GOVERNING LAW, ETC.

This Subsidiary Guarantee shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

12.       SUBROGATION.

Each Subsidiary Guarantor, irrevocably, unconditionally, until the obligations guaranteed hereunder shall have been indefeasibly paid in full or released, hereby waives all rights any such Subsidiary Guarantor may have to be subrogated to the rights of the Noteholders and all other remedies that any of them may have against the Company, in respect of which any payment is made hereunder.  If any amount shall be paid to any Subsidiary Guarantor on account of any such subrogation rights or other remedy, notwithstanding the waiver thereof, such amount shall be received in trust for the benefit of the Noteholders and shall forthwith be paid to such Noteholders to be credited and applied upon the obligations guaranteed hereby, whether matured or unmatured, in accordance with the terms hereof.  Each Subsidiary Guarantor agrees that its respective obligations under this Section 12 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company is rescinded or must be otherwise restored by any Noteholder, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

13.       NO WAIVER.

No delay on the part of any Noteholder in exercising any rights hereunder or failure to exercise the same shall operate as a waiver of such rights; no notice to or demand on any Subsidiary Guarantor shall be deemed to be a waiver of the obligation of such Subsidiary Guarantor or of the rights of any Noteholder to take further action without notice or demand as provided herein.

14.       WITHHOLDING TAXES.

All payments by any Subsidiary Guarantor under this Subsidiary Guarantee will be made by such Subsidiary Guarantor in the currency provided for payments of the Notes in the Note Purchase Agreement free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States or The Netherlands (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by any Subsidiary Guarantor under this Subsidiary Guarantee, such Subsidiary Guarantor will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each Noteholder such additional amounts as may be necessary in order that the net amounts paid to such Noteholder pursuant to the terms of this Subsidiary Guarantee after such deduction, withholding or payment (including without limitation any required deduction or withholding of Tax on or with respect to such additional amount) (the “Additional Amounts”) shall be not less than the amounts then due and payable to such Noteholder under the terms of this Subsidiary Guarantee before the assessment of such Tax, provided that no payment of any Additional Amounts shall be required to be made for or on account of:

(a)           any Tax that would not have been imposed but for the existence of any present or former connection between such Noteholder (or a fiduciary, settler, beneficiary, member of, shareholder of, or possessor of a power over, such Noteholder, if such Noteholder is an estate, trust, partnership or corporation or any Person other than the Noteholder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including without limitation such Noteholder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for a Subsidiary Guarantor, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Subsidiary Guarantee are made to, the Taxing Jurisdiction imposing the relevant Tax;

(b)           any Tax that would not have been imposed but for the delay or failure by such Noteholder (following a written request by a Subsidiary Guarantor) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such Noteholder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in such Noteholder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such Noteholder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such Noteholder, and provided further that such Noteholder shall be deemed to have satisfied the requirements of this clause (b) by becoming a party to the Depository Agreement and complying with the terms thereof (including, without limitation, procedures for deposit of the Notes and delivery of a completed Exemption Form); or

(c)           any combination of clauses (a) and (b) above;

and provided further that in no event shall a Subsidiary Guarantor be obligated to pay any Additional Amounts to any Noteholder (i) not resident in the United States of America, The Netherlands or any other jurisdiction in which an original Purchaser is resident for tax purposes on the date of the Closing in excess of the amounts that such Subsidiary Guarantor would be obligated to pay if such Noteholder had been a resident of the United States of America, The Netherlands or such other jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America, The Netherlands or such other jurisdiction and the relevant Taxing Jurisdiction or (ii) to any Noteholder registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and such Subsidiary Guarantor shall have given timely notice of such law or interpretation to such Noteholder.

By acceptance of any Note, each Noteholder agrees, subject to the limitations of clause (b) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by a Subsidiary Guarantor all such forms, certificates, documents and returns provided to such Noteholder by such Subsidiary Guarantor (which, on the date of the Closing, consist solely of the Exemption Form and related documentation and affidavits contemplated by the Depository Agreement and the instructions for completing the same and are referred to herein collectively as the “Depository Agreement Forms”) required to be filed by or on behalf of such Noteholder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States or The Netherlands and such Taxing Jurisdiction (collectively, together with instructions for completing the same, “Forms”) and (y) provide any Subsidiary Guarantor with such information with respect to such Noteholder as such Subsidiary Guarantor may reasonably request in order to complete any such Forms; provided that such Subsidiary Guarantor shall have provided such Forms (and/or made such request for information) at least 60 days prior to the time such Forms are required to be filed or information is required to be delivered in order to avoid the imposition of withholding or deductions for Taxes that would give rise to liability of the Company hereunder for payment of Additional Amounts (or, in the case of a subsequent Noteholder, within 21 days after the date on which the relevant Notes are delivered to the Company under Section 14.2 of the Note Purchase Agreement for registration of transfer or exchange); provided further that nothing in this Section 14 shall require any Noteholder to provide information with respect to any such Form or otherwise if in the opinion of such Noteholder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such Noteholder, and provided further that each such Noteholder shall be deemed to have complied with its obligation under this paragraph with respect to (A) all Depository Agreement Forms if it shall have become a party to the Depository Agreement and complied with the terms thereof (including, without limitation, procedures for deposit of the Notes and delivery of a completed Exemption Form) and (B) any other Form if such Form shall have been duly completed and delivered by such Noteholder to such Subsidiary Guarantor or mailed to the appropriate taxing authority (which in the case of a United Kingdom Inland Revenue Form US-Company 2002 or any similar Form shall be deemed to occur when such Form is submitted to the United States Internal Revenue Service in accordance with instructions contained in such Form), whichever is applicable, within 60 days following a written request of such Subsidiary Guarantor (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant Interest Payment Date.

In connection with the transfer of any Note each Subsidiary Guarantor will furnish the transferee of such Note with copies of any Forms (including, without limitation, the Depository Agreement Forms) then required and English translations thereof.  Such Forms shall be completed by the  transferee of any Note at least 90 days prior to the relevant Interest Payment Date.

If any payment is made by any Subsidiary Guarantor to or for the account of any Noteholder after deduction for or on account of any Taxes, and increased payments are made by such Subsidiary Guarantor pursuant to this Section 14, then, if such Noteholder at its sole discretion determines that it has received or been granted a refund of such Taxes, such Noteholder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to such Subsidiary Guarantor such amount as such Noteholder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding.  Nothing herein contained shall interfere with the right of the Noteholder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Noteholder shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (b) above) oblige any Noteholder to disclose any information relating to its tax affairs or any computations in respect thereof.

Each Subsidiary Guarantor will furnish the Noteholders, promptly and in any event within 60 days after the date of any payment by such Subsidiary Guarantor of any Tax in respect of any amounts paid under this Subsidiary Guarantee, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of such Subsidiary Guarantor, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any Noteholder.

If any Subsidiary Guarantor is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which such Subsidiary Guarantor would be required to pay any Additional Amount under this Section 14, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against any Noteholder, and such Noteholder pays such liability, then such Subsidiary Guarantor will promptly reimburse such Noteholder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by such Subsidiary Guarantor) upon demand by such Noteholder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

If any Subsidiary Guarantor makes payment to or for the account of any Noteholder and such Noteholder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such Noteholder shall, as soon as practicable after receiving written request from such Subsidiary Guarantor (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by such Subsidiary Guarantor, subject, however, to the same limitations with respect to Forms as are set forth above.

The obligations of each Subsidiary Guarantor under this Section 14 shall survive the payment or transfer of any Note and the provisions of this Section 14 shall also apply to successive transferees of the Notes.

15.       JUDGMENT CURRENCY INDEMNITY.

Any payment on account of an amount that is payable hereunder in the currency of any jurisdiction (the “Applicable Currency”) which is made to or for the account of any Noteholder in lawful currency of any other jurisdiction (the “Other Currency”) whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of any Subsidiary Guarantor shall constitute a discharge of such Subsidiary Guarantor’s obligation under this Subsidiary Guarantee only to the extent of the amount of the Applicable Currency which such Noteholder could purchase in the New York foreign exchange markets with the amount of the Other Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first day (other than a Saturday) on which banks in New York are generally open for business following receipt of the payment first referred to above.  If the amount of the Applicable Currency that could be so purchased on such date is less than the amount of the Applicable Currency originally due to such Noteholder, such Subsidiary Guarantor shall indemnify and save harmless such Noteholder from and against all loss or damage arising out of or as a result of such deficiency.  This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Subsidiary Guarantee, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Noteholder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

16.       TERMINATION OR RELEASE.

This Subsidiary Guarantee and the guarantee made herein by each Subsidiary Guarantor with respect to the Guaranteed Obligations shall terminate and each Subsidiary Guarantor shall be automatically released from all such Guaranteed Obligations hereunder upon the indefeasible full payment in cash and discharge of all amounts payable under the Notes and all other amounts payable under the Note Purchase Agreement and this Subsidiary Guarantee.

17.       HEADINGS.

The descriptive headings of the several Sections of this Subsidiary Guarantee are inserted for convenience only and do not constitute a part of this Subsidiary Guarantee.

18.       COUNTERPARTS.

This Subsidiary Guarantee may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

19.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

All representations and warranties contained herein or made in writing by or on behalf of the Subsidiary Guarantors in connection herewith shall survive the execution and delivery of the Notes and this Subsidiary Guarantee.

20.       SEVERABILITY.

Any provision of this Subsidiary Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

21.       DEFINITIONS.

Capitalized terms not otherwise defined herein shall have the meaning provided in the Note Purchase Agreement.

[signature page follows]

Execution Version

IN WITNESS WHEREOF each Subsidiary Guarantor has caused this Subsidiary Guarantee to be executed the day and year first above written.

LUXOTTICA S.r.l.

By:	/s/ VITO GIANNOLA
Name:	Vito Giannola
Title:	Special Authorized Signatory

LUXOTTICA U.S. HOLDINGS CORP.

By:	/s/ VITO GIANNOLA
Name:	Vito Giannola
Title:	Vice President and Treasurer

By:	/s/ DANIEL SOCCI
Name:	Daniel Socci
Title:	Vice President of Administration & Tax

Execution Version

ANNEX A

to Subsidiary Guarantee

NAME AND ADDRESS OF SUBSIDIARY GUARANTOR

SUBSIDIARY GUARANTOR	ADDRESS

Luxottica S.r.l.	Luxottica S.r.l. Via C. Cantù 2 Milan 20123, ITALY Attn: Enrico Cavatorta
Luxottica U.S. Holdings Corp.	Luxottica U.S. Holdings Corp. 44 Harbor Park Drive Port Washington, NY 11050 Attn: Vito Giannola

ANNEX B

to Subsidiary Guarantee

FORM OF INSTRUMENT OF ACCESSION
TO SUBSIDIARY GUARANTEE

INSTRUMENT OF ACCESSION dated                 ,           , made by [name of new Subsidiary Guarantor], a company organized under the laws of                      (the “Acceding Subsidiary Guarantor”) in respect of the Subsidiary Guarantee dated September 30, 2010 (as amended, restated or otherwise modified from time to time, the “Subsidiary Guarantee”) made from the Subsidiary Guarantors set forth therein to the Noteholders (as defined therein). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Subsidiary Guarantee.

1.             Assumption.  The Acceding Subsidiary Guarantor hereby expressly assumes and agrees, with effect from and after the date hereof, to perform and observe each and every one of the covenants, conditions, obligations, duties and liabilities applicable to a “Subsidiary Guarantor” under the Subsidiary Guarantee, jointly and severally with all other Subsidiary Guarantors under the Subsidiary Guarantee, as if the Acceding Subsidiary Guarantor had been an original party thereto.  All references to any Subsidiary Guarantor in the Note Purchase Agreement, the Notes, the Subsidiary Guarantee or any document, instrument or agreement executed and delivered or furnished in connection therewith shall be deemed to be and include references to the Acceding Subsidiary Guarantor.

2.             Representations and Warranties.  The Acceding Subsidiary Guarantor jointly and severally represents and warrants to each Noteholder as of the date hereof as follows:

2.1                               Organization; Power and Authority.  It is a company or corporation duly organized and validly existing under the laws of its jurisdiction of formation, and is duly qualified as a foreign company or corporation and is in good standing in each jurisdiction in which such qualification is required by applicable law, other than those jurisdictions as to which the failure to be so qualified or validly existing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  It has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts, to execute and deliver this Instrument of Accession and the Subsidiary Guarantee and to perform the provisions hereof.

2.2                               Authorization, etc. This Instrument of Accession and the Subsidiary Guarantee has been duly authorized by all necessary corporate action, and constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity

(regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3                               Compliance with Laws, Other Instruments, etc. The execution, delivery and performance by such Acceding Subsidiary Guarantor of this Instrument of Accession and the Subsidiary Guarantee will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Acceding Subsidiary Guarantor under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which it is bound or by which it or any of its properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Acceding Subsidiary Guarantor or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Acceding Subsidiary Guarantor; except, in each case, any such breach, default, conflict, violation or Lien that would not reasonably be expected to have a Material Adverse Effect.

2.4                               Governmental Authorizations, etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Acceding Subsidiary Guarantor of this Instrument of Accession or the Subsidiary Guarantee, except for information filings made with the SEC pursuant to the Exchange Act.

2.5                               Solvency.  The Acceding Subsidiary Guarantor is, and upon execution and delivery of this Instrument of Accession and the Subsidiary Guarantee will be (a) Solvent and (b) a “solvent institution”, as said term is used in section 1405(c) of the New York State Insurance Law, whose “obligations are not in default as to principal or interest”, as said terms are used in said section 1405(c).  As used herein, the term “Solvent” means, with respect to the any Acceding Subsidiary Guarantor on a particular date, that on such date (i) the fair market value of the assets of such entity is greater than the total amount of liabilities (including contingent liabilities) of the entity, (ii) the present fair saleable value of the assets of such entity is greater than the sum of stated liabilities and identified contingent liabilities, (iii) such entity is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature, (iv) such entity does not have unreasonably small capital and (v) such entity is not unable to or has not been deemed to be unable to pay its debts as they fall due.

2.6                               Corporate Benefit.  The financing obtained through the Notes has materially benefited (and continues to materially benefit) the Acceding Subsidiary Guarantors as members of the Group, since it has effected and continues to effect a strengthening of the financial structure of the Group through an extension of the duration of existing financing arrangements.

3.             Information.

Address:

Telephone:

Facsimile:

4.             Governing Law.  This Instrument of Accession shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York.

5.             Agent for Service of Process.  The Acceding Subsidiary Guarantor hereby appoints Luxottica U.S. Holdings Corp., with offices on the date hereof at 44 Harbor Park Drive, Port Washington, NY 11050 as its authorized agent upon which process may be served in any suit, action or proceeding in accordance with the terms of Section 9 of the Subsidiary Guarantee.

IN WITNESS WHEREOF, the Acceding Subsidiary Guarantor has caused this Instrument of Accession to be duly executed and delivered as of the day and year first above written.

[ACCEDING SUBSIDIARY GUARANTOR]

By:
Name:
Title: